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                    EXHIBIT 21 - SUBSIDIARIES OF THE COMPANY

                            BANCINSURANCE CORPORATION

        100%                                  100%                                   100%
Ohio Indemnity Company                 BCIS Services, Inc.               Title Research Corporation
(An Insurance Company)           (A Cost Containment Provider)          (A Title Lien Search Company)